                                                                           Media
                                                                           -----
                                                                      Larry Haeg
                                                                  (415) 396-3070

                                                                       Investors
                                                                       ---------
                                                                  Bob Strickland
                                                                  (415) 396-0523


Exhibit 99(a)

                    WELLS FARGO & COMPANY APPROVES PURCHASES
                  OF UP TO NINE MILLION SHARES OF COMMON STOCK

San Francisco --- April 27, 1999 --- Wells Fargo & Company's (NYSE:WFC) (Company) Board of Directors today authorized the Company to acquire, from time to time, up to an additional nine million shares of Wells Fargo common stock. The Company has approximately 1.7 billion shares of common stock outstanding.

The shares, to be purchased at market price, are part of the Company's systematic pattern of common stock repurchases to meet the periodic common stock issuance requirements of the Company's benefit plans and other stock issuance requirements, including acquisitions accounted for as purchases.

Wells Fargo & Company is a $201 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and other distribution channels across North America, including all 50 states, and elsewhere internationally.